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As Filed with the Securities and Exchange Commission on March 21, 2007
Registration No. 333- 137165
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3/A
PRE-EFFECTIVE AMENDMENT NO. 1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

APPLIED DIGITAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

MISSOURI	43-1641533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
(561) 805-8000
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(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Michael E. Krawitz
Chief Executive Officer and President
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Applied Digital Solutions, Inc.
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Phone: (561) 805-8000
Fax: (561) 805-8001
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all correspondence to:
Harvey Goldman, Esq.
Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, Florida 33131-5441
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Phone: (305) 374-8500
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Fax: (305) 349-2238

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From time to time after this Registration Statement becomes effective.
(Approximate date of commencement of proposed sale to the public)
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If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

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If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(4)(5)
Common Stock, $.01 par value	1,719,745 shares(2) (3)	$1.49	$2,562,420	$274.18

(1)
Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, the proposed offering price and registration fee were calculated on the basis of the average of the high and low trading prices for the common stock on March 16, 2007, as reported on the Nasdaq Capital Market.

(2)	Represents shares of the Registrant’s common stock that may be issued under the terms of a Common Stock Purchase Warrant.

(3)
Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(4)	Calculated pursuant to 457(c) of the rules and regulations under the Securities Act of 1933, as amended. $317.42 previously paid.

(5)	The registration fee of $317.42 was paid by the registrant in connection with the original filing on August 29, 2006.
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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.

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SUBJECT TO COMPLETION, DATED MARCH 21, 2007
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1,719,745
Shares of
Common Stock

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This prospectus relates to the resales of up to 1,719,745 shares of our common stock, par value $.01 per share, which may be issued under the terms of our Common Stock Purchase Warrant (the “Warrant”), which was issued on August 24, 2006. We issued the Warrants in a private placement to an accredited institutional investor, Laurus Master Fund, Ltd., or Laurus, (the selling security holder herein), under the terms of a Securities Purchase Agreement dated August 24, 2006, as more fully discussed in this prospectus on page 29. As this prospectus relates to resales of our common stock, we are not offering these shares for cash, and accordingly, we will not receive any of the proceeds from the resales of our common stock. Resales of the shares of our common stock may occur at various times by the selling security holder listed in this prospectus. See “Selling Security Holder” beginning on page 29.

Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “ADSX.” On March 15, 2007, the last reported sale price of our common stock was $1.50 per share.

Our principal executive offices are located at 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, and our telephone number is (561) 805-8000.

INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 16 OF THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.
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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus is _____, 2007.
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SUMMARY
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This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including “Risk Factors” beginning on page 16 and the consolidated financial statements and the notes to those financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2006, before making an investment decision. Unless the context otherwise requires in this prospectus, the terms “we,” “us” and “our” refer to Applied Digital Solutions, Inc. and its subsidiaries.
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APPLIED DIGITAL SOLUTIONS, INC.
Our Business

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Applied Digital Solutions, Inc. and its subsidiaries (either wholly or majority-owned) develop innovative identification and security products for consumer, commercial and government sectors worldwide. Our unique and often proprietary products provide identification and security for people, animals, food chains, government/military assets, and commercial assets. Included in this diverse product line are applications for radio frequency identification systems, commonly known as RFID, end-to-end food safety systems, global positioning systems, referred to as GPS, satellite communications, and secure telecomm infrastructure.
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We currently engage in the following principal business activities:

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•	developing, marketing and selling RFID systems used to identify, locate and protect people and their assets in a variety of healthcare, security, and identification applications;
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•
marketing visual identification tags and implantable RFID microchips, primarily for identification, tracking and location of pets, livestock and other animals, and, more recently, for animal bio-sensing applications, such as temperature reading for companion pet and livestock (e.g., cattle) applications;

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•	developing and marketing GPS-enabled products and used for location tracking and message monitoring of vehicles, pilots and aircraft in remote locations;
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•	marketing secure voice, data and video telecommunications networks, primarily to several agencies of the U.S. government;

•	developing and marketing call center and customer relationship management software and services;

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•	marketing information technology, or IT, hardware and services; and

•	selling vibration monitoring systems.

As of March 15, 2007, our business operations consisted of the operations of four wholly-owned subsidiaries, which we collectively refer to as our Advanced Technology segment, and three majority-owned subsidiaries: VeriChip Corporation (NASDAQ: CHIP), referred to as VeriChip, Digital Angel Corporation (AMEX:DOC), referred to as Digital Angel, and InfoTech USA, Inc. (OTC:IFTH), referred to as InfoTech. Currently, we own approximately 60.7% of VeriChip, 55.2% of Digital Angel and approximately 50.9% of InfoTech.

We operate in six business segments: Healthcare, Security and Industrial, Animal Applications, GPS and Radio Communications, Advanced Technology and InfoTech.
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Financial Results

Revenues from our various segments over the past three years were as follows:

	For the Years Ended December 31,
(In thousands)	2006	2005	2004

Healthcare	$20,508	$12,049	$--
Security and Industrial	6,796	3,819	247
Animal Applications	38,058	35,972	25,871
GPS and Radio Communications	18,922	20,854	20,431
Advanced Technology	23,662	25,101	47,537
InfoTech	15,098	16,639	18,001
Corporate/ Eliminations	(356)	(697)	(88)
Total	$122,688	$113,737	$111,999

The table below provides a percentage breakdown of the significant sources of our consolidated revenues over the past three fiscal years and, as such, reflect certain trends in the composition of such revenues:

Sources of Revenue:
	2006	2005	2004

RFID-enabled products for use in a variety of healthcare applications from our Healthcare segment	16.7%	10.6%	--%

RFID-enabled security systems, asset tracking systems, and vibration monitors for use in a variety of security and industrial applications from our Security and Industrial segment	5.5%	3.4%	0.2%

Visual identification tags and implantable microchips for the companion animal, livestock, laboratory animal, fish and wildlife markets from our Animal Applications segment	30.7%	31.0%	23.1%

GPS enabled tracking and message monitoring, search and rescue beacons, intelligent communications products and services for telemetry, mobile data and radio communications from our GPS and Radio Communications segment	15.4%	18.3%	18.2%

Sales of voice, data and video telecommunications networks to government agencies from our Advanced Technology segment	12.1%	15.1%	37.0%

Sales of IT hardware and services from our InfoTech segment	12.3%	14.6%	16.1%

Customer relationship management and call center software and services from our Advanced Technology segment	7.3%	7.0%	5.4%
Total	100.0%	100.0%	100.0%
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(Loss) income from continuing operations before taxes, minority interest, gain (loss) attributable to capital transactions of subsidiaries from each of our segments during 2006, 2005 and 2004 was as follows (we evaluate performance based on stand-alone segment operating income as presented below):

	Year Ended December 31,
	2006	2005	2004
(Loss) income from continuing operations before taxes, minority interest and gain (loss) attributable to capital transactions of subsidiaries by segment:	(in thousands)

Healthcare	$(5,661)	$(2,498)	$(1,108)
Security and Industrial	(1,030)	(1,318)	(579)
Animal Applications	(4,048)	(926)	(1,852)
GPS and Radio Communications	(2,822)	(8,416)	(539)
Advanced Technology	(4,089)	297	670
InfoTech	(994)	(503)	(202)
“Corporate/Eliminations”	(11,011)	(2,813)	(6,609)
Total	$(29,655)	$(16,177)	$(10,219)
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Segment Information

A description of our six business segments follows:

Healthcare and Security and Industrial Segments

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VeriChip's operations comprise two of our business segments: Healthcare and Security and Industrial. Our VeriChip systems, substantially all of which incorporate RFID technology, enable professionals to more effectively identify, locate and protect people and assets. The VeriMed patient identification, infant protection, wander prevention and asset location and identification systems are included in our Healthcare segment. VeriGuard, VeriTrace, ToolHound, and our vibration monitoring systems are included in our Security and Industrial segment. To date, we have not recorded significant revenues from sales of our VeriGuard or VeriTrace systems. These systems are more fully described below.
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Our Healthcare Segment

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Infant Protection

We are a leading provider of RFID infant protection systems, which we market and sell under the Hugs and HALO brand names. Our systems reduce the risk of infant abductions and mother-baby mismatching, and enable healthcare professionals to accurately identify infants. Our systems help protect infants from abductions by sounding alarms, locking doors and disabling elevators. While infant abductions are rare, the impact of a single case can create a severe negative impact on hospitals, birthing centers and families. With an additional optional component worn by the mother, one of our systems can be used to help prevent mother baby-mismatching through an audible signal to indicate a match or mismatch.

Wander Prevention

We believe that we are one of the leading providers of active, wearable tag RFID wander prevention systems, which we market and sell under the Roam Alert brand name. Our systems allow healthcare professionals to accurately identify and locate residents of long-term care facilities, including nursing homes and assisted living facilities, as well as hospital psychiatric wards and trauma units. Our systems help protect residents from wandering by sounding alarms, locking doors and disabling elevators. Residents wearing our tags are typically individuals who suffer from a dementia-related disorder, such as Alzheimer’s disease. In addition, hospitals can use our wander prevention systems in their pediatric wards to help protect their patients and reduce potential liability.

Asset/Staff Location and Identification

Our Assetrac asset/staff location and identification system provides a reliable and efficient method for hospitals and other healthcare facilities to locate high-value mobile medical equipment, which we believe can be of help in providing ready access to such equipment when needed and reducing losses due to misplacement or theft. The location information provided by the system can also be used to establish whether that equipment has been sterilized since its last use. This information helps to ensure that patients are treated with sterile and safe equipment.

Our asset/staff location and identification system can be utilized for other applications, such as:

•	tracking patients for identification purposes prior to the administration of medications or surgery;
•	tracking the location of caregivers in healthcare facilities to ensure timely response to emergencies; and
•	facilitating staff alarms in the event of patient violence.

VeriMed System

Our VeriMed system is designed to rapidly and accurately identify people who are unconscious, confused or unable to communicate at the time of medical treatment, for example, upon arrival at a hospital emergency room. Our VeriMed system provides emergency room physicians and staff who have access to our scanner and either our or a third-party database with rapid access to patient preapproved information, including the patient’s name, primary care physician, emergency contact information, advance directives and, if the patient elects, other pertinent data, such as personal health records. In addition, we believe that our recent introduction of our wireless handheld scanner will make the VeriMed system an important identification tool for EMTs and other emergency personnel outside the hospital emergency room setting.

The components of our system include:

•	a glass-encapsulated microchip-equipped transponder, antenna, and capacitor;
•	a fixed location, and now a wireless handheld, scanner; and
•	a secure, web-enabled database containing patient-approved information.

The microchip used in the VeriMed system is a passive RFID microchip, approximately the size of a grain of rice, which is implanted under the skin in a patient’s upper right arm by the patient’s physician. The capsule is coated with a polymer, BioBondTM to form adherence to human tissue, thereby preventing migration in the body. Each microchip contains a unique 16-digit identification number. The identification number can be read by one of our handheld scanners. When the scanner is placed within a few inches of the microchip, a small amount of radio frequency energy passes from the scanner, energizing the dormant microchip, which then emits a radio frequency signal transmitting the identification number. With that identification number, emergency room personnel or EMTs can securely obtain from our or a third party’s database the patient’s pre-approved information, including the patient’s name, primary care physician, emergency contact information, advance directives and, if the patient elects, other pertinent data, such as personal health records. We currently envision offering patients two annual subscription levels to our database, basic and full-featured.
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Our Security and Industrial Segment

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Vibration Monitoring Instruments

Our Blastmate and Minimate vibration monitoring instruments provide engineering, construction and mining professionals with an accurate and efficient means to monitor and document the effects of human-induced vibrations on neighboring structures in an area where blasting occurs. Government regulations relating to vibration monitoring require compliance with specified standards to limit the potential for damage to neighboring structures and to minimize human annoyance that may result from commercial blasting or heavy construction. Our instruments assist in evaluating the peak vibration level, which is a key statistic in the prevention of structural damage. We are in the process of developing and introducing a new instrumentation platform. The new platform will replace our existing platforms for our vibration monitoring instruments, for which we are facing certain manufacturing challenges due to the discontinuation and unavailability of key components.

Asset Management System

Our asset management system, ToolHound, is used by industrial companies to manage and track their mobile equipment and tools. Our primary markets for the ToolHound system are the heavy construction, power generation and petrochemical processing industries. ToolHound is a turnkey system consisting of barcodes, durable scanners, wireless access points and management application software that includes a check-out and return system for mobile equipment and tools. The information relating to the equipment is maintained in a database enabling a company to monitor inventory, equipment maintenance status and job activity status.

VeriGuard and VeriTrace

We have also developed two other systems that utilize the implantable microchip, our VeriGuard and VeriTrace systems. Our VeriGuard system uses our implantable microchip and/or active RFID tags to provide secure access control into restricted areas, map/track visitors throughout a facility, and track assets. In the near term, we do not intend to focus our marketing efforts on promoting our VeriGuard system.

Our VeriTrace system was conceived in the wake of Hurricane Katrina, when we donated implantable microchips to FEMA’s Department of Mortuary Services in Mississippi and Louisiana to help with FEMA’s efforts to identify corpses. Our implantable microchips were used to provide an end-to-end tagging solution for the accurate tracking and identification of human remains and associated evidentiary items. We have not, as yet, taken any steps to market our VeriTrace system.

No single customer accounted for more than 10% of VeriChip’s revenues during the three years ended December 31, 2006.
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Animal Applications and GPS and Radio Communications Segments

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Digital Angel’s operations comprise two of our business segments: Animal Applications and GPS and Radio Communications.
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Animal Applications

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Our Animal Applications segment develops, manufactures and markets visual and electronic identification tags and RFID microchips, primarily for the identification, tracking and location of companion pets, horses, livestock, fish and wildlife worldwide, and, more recently, for animal bio-sensing applications, such as temperature reading for companion pet, horse and livestock applications. Our Animal Applications segment’s proprietary products focus on pet identification and safeguarding and the positive identification and tracking of livestock and fish, which is crucial for asset management and for disease control and food safety. This segment’s principal products are:

•	visual and electronic ear tags for livestock; and
•	implantable microchips and RFID scanners for the companion pet, horse, livestock, fish and wildlife industries.

Digital Angel holds patents on our syringe-injectable microchip for use in animals. Each microchip is individually inscribed and programmed to store a unique, permanent 10 to 16-digit alphanumeric identification code. These microchips are tiny, passive electronic devices ranging in size from 12 to 28 millimeters in length and 2.1 to 3.5 millimeters in diameter. The smallest microchip is about the size of a grain of rice. The microchip is coupled with an antenna and placed either in a two-piece plastic e.Tag™ or in a glass-like injectable capsule. The e.Tag™ is typically affixed to the ear of the animal. The implantable microchip is injected under the skin using a hypodermic syringe, without requiring surgery. As with our human implantable microchips, each capsule is coated with a polymer, BioBond™ to form adherence to tissue, thereby preventing migration in the host’s body. An associated scanner device uses radio frequency to interrogate the microchips and read the code. During 2006, Digital Angel received a patent for our Bio-Thermo® implantable microchip product, which provides accurate temperature readings of animals by simply passing an RFID handheld scanner over the animal or by having the animal walk through a portal scanner.

Our pet identification and location system involves the insertion of a microchip, with identifying information, in the animal. Scanners located at animal shelters, veterinary clinics and other locations can determine the animal’s owner and other information. We have an established infrastructure with RFID scanners placed in approximately 75,000 global animal shelters and veterinary clinics. Approximately 3.5 million companion animals in the U.S. have been enrolled in our distributor’s database, and a pet is recovered in the U.S. by that system every six minutes.

Our miniature RFID microchips are also used for the tagging of fish, especially salmon, for identification by biologists and governments in environmental programs and studies, migratory studies and other purposes. These microchips are accepted as a safe, reliable alternative to traditional identification methods because once the fish are implanted with the microchips, they can be identified without recapturing or sacrificing the fish. During 2006, Digital Angel installed what we believe is the world’s largest RFID ready system, a 16-foot by 16-foot RFID antenna designed to electronically track indigenous salmon populations. In addition, it launched its second generation unitary core transponders. These updated transponders are designed to provide greater reader reliability while increasing reader range.

In addition to pursuing the market for permanent identification of companion animals and tracking microchips for fish, we also produce visual and RFID identification products, principally for livestock producers. The tracking of cattle and hogs is crucial in order to provide security both for asset management and for disease control and food safety. Digital Angel has marketed visual identification products for livestock since the 1940s. Visual identification products typically include numbered ear tags. Electronic identification products for livestock are currently being utilized by livestock producers and as part of various pilot studies for the United States Department of Argriculture’s, or USDA’s, and other state and governmental cattle identification programs. Currently, sales of visual products represent a substantial percentage of our sales to livestock producers.
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GPS and Radio Communications

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Our GPS and Radio Communications segment’s proprietary products provide location tracking and message monitoring of vehicles, aircraft and people in remote locations. This segment’s principal products are:

•
GPS enabled search and rescue equipment and intelligent communications products and services for telemetry, mobile data and radio communications applications, including our SARBE™ brand, which serve commercial and military markets;

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•	GPS and geosynchronous satellite tracking systems, including tracking software systems for mapping and messaging associated with the security of high-value assets; and

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•	Alarm sounders for industrial use and other electronic components.

GPS Enabled Search and Rescue Equipment and Intelligent Communications Products

Our personal locator beacons, or PLBs, which are sold under the SARBE™ brand name are used by military air crew in the event of an ejection or other event requiring emergency evacuation of an aircraft in a remote, possibly hostile location. Digital Angel’s majority owned subsidiary, Signature Industries Limited, or Signature, which is based in the United Kingdom, has been developing and manufacturing PLBs for five decades. Reports of Second World War airmen and sailors at sea awaiting rescue with little more than the faint hope that a passing ship would find them was the catalyst that inspired Signature to develop a new way of saving lives by making the search part of search and rescue more effective. Today, we believe that we are a world-leading supplier of PLBs and our SARBE trademark is widely considered a generic term for these devices, which are now found on ships, aircraft and submarines in the armed forces of over 40 countries. United Kingdom airmen were among the first to carry these lifesaving devices. Today every Royal Air Force, Royal Navy and Army airman carries a SARBE. PLBs are also packed in the survival packs of life rafts on military ships. Our latest generation SARBE for military personnel is the software-defined SARBE G2R, which provides true global reach and recovery. This programmable radio features peacetime and combat modes. As with previous PLBs, G2R can be configured to operate with any fast jet ejection seat and incorporates a specially designed system that automatically activates the beacon and deploys the antenna to the optimum position. This ensures that even if aircrew are unconscious or injured, the SARBE transmission will be initiated immediately as no human intervention is required; reducing the time it takes to initiate a search. Our SARBE™ G2R has been approved to operate on the COSPAS-SARSAT Satellite System. COSPAS-SARSAT is the internationally funded satellite system operator that detects activated search and rescue beacons and is responsible for approving all rescue beacons.

We are also a distributor of two-way communications equipment in the United Kingdom. Our products range from conventional radio systems for the majority of radio users, for example, safety and security, construction, manufacturing, and trunked radio systems for large scale users, for example local authorities and public utilities. We also offer marine radios, air band radios and Immarsat communication equipment for use on a global basis.

GPS and Geosynchronous Satellite Tracking Systems

Our GPS and geosynchronous satellite tracking systems, which are sold through Digital Angel’s wholly-owned subsidiary, OuterLink Corporation, or OuterLink, include tracking software systems for mapping, automatic vehicle location, and voice and text messaging. These systems provide security of high-value assets, such as airplanes, helicopters, trucks, ambulances and marine fleet. The systems consist of a terminal, interface/display units, antennas, management software and messaging and voice services. Mounted in either mobile or fixed assets, our terminals are bi-directional satellite transceivers that provide remote processing and interface to sensors, switches and real-time GPS services. Our terminals interface with display units to deliver filed-based arm/disarm control, 2-way text and voice messaging and emergency alerts. We provide a variety of antennas that match environmental, operational and installation equipment. Our CommTrack™ system software is a powerful base-station platform for mobile resource management. Our real-time, 2-way data voice and voice messaging services between operation centers and mobile assets allow for automatic fight following, asset tracking and fleet management.

Alarm Sounders

We also manufacture electronic alarm sounders under the Clifford & Snell name. These products are used to provide audible and or visual signals, which alert personnel in hazardous areas, including the oil and petrochemical industry, and in the fire and security market. Our recent Yodalex explosion proof sounders and strobes include an omni-directional, high-sound output with sounder/strobe combination all sharing a common explosion proof enclosure.

For the years ended December 31, 2006 and 2005, Digital Angel had one customer, Schering Plough Animal Health, Inc., or Schering Plough, which accounted for 15% and 10% of its revenues, respectively. During 2004, Digital Angel’s top two customers accounted for 12.5% and 10.2% of its revenues.
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Advanced Technology Segment

The principal products and services in our Advanced Technology segment are as follows:
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•	secure voice, data and video telecommunications networks sold through Computer Equity Corporation’s wholly-owned subsidiary, Government Telecommunications, Inc. or GTI:

•	customer relationship management software and services sold through Pacific Decision Sciences Corporation, or PDSC; and

•	proprietary call center software sold through Perimeter Technology, or P-Tech.
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Secure Voice, Data and Video Telecommunications Networks

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GTI is a telecommunications network integrator and a supplier of telephone systems, data networks, video, cable and wire infrastructure and wireless telecommunications products and services to various agencies of the federal government. GTI’s products include voice mail, Internet cabling, phones and telephone wiring, and its key customers for 2006 were the U. S. Social Security Administration, the USDA and the U.S. Veterans Administration.

Customer Relationship Management Software and Services

Our customer relationship management software and services are sold through our wholly-owned subsidiary, PDSC. PDSC provides a complete solution to manage all aspects of customer service, including help desk, call handling and service dispatch, contracts management, service marketing, billing, inventory management and more. PDSC products are designed to support service relationship management systems and services. It systems are fully scalable and modular and they provide the flexibility to support traditional client/server, web-based or service oriented architectures. These systems provide seamless integration with other applications via standard XML integration methods.

PDSC’s Flagship Service System, or Flagship System, a service relationship management product, is geared to medium and large size clients and is scaleable and customizable. The key to its scalability and customization is the use of the International Business Machines Corporation, or IBM UniVerse data server and the System-Builder tool set. The IBM UniVerse data server is an extended relational, multi-value data server designed for embedding in vertical applications. The System Builder tool set is a cross-platform application development and deployment environment that enables developers to quickly design IBM UniVerse/UniData data server structures. PDSC’s revenue is derived primarily from service labor related to the implementation of its systems, however, license fees offer the opportunity to generate additional revenues. PDSC’s systems are licensed per number of concurrent users. The systems can be installed on any number of workstations.
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Call Center and Customer Relationship Management Software and Services

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Our Advanced Technology segment is also a provider of a proprietary, call center software and related services through our wholly-owned subsidiary, P.Tech. Our software is designed to deliver an "all in one" contact center platform which features skills based routing and universal queuing for all types of interactions, including voice, email, chat and fax. The system also incorporates Internet voice redialing, predictive dialing, recording, work force management and comprehensive monitoring and reporting. All applications are delivered on a single software based platform, allowing organizations the ability to provide control, consistency and accountability across multiple customer touch points, without the challenge and cost of integration.
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Thermo Life

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We have also developed and seek to commercialize a miniaturized low power thermoelectric generator called Thermo Life®. Thermo Life is intended to provide a miniaturized power source for low-powered devices such as micro sensor systems, ZigBee chipsets, wearable electronics, implantable medical devices, active RFID tags and numerous other applications.

Thermo Life converts heat to electrical energy through its thermopile couples using the thermopile principle (known also as the Seebeck effect). When both heat couple plates are thermally connected with a heat source and a heat sink, heat flows through thermopiles and is converted directly into electrical energy. It generates power by directly converting thermal energy into electrical energy when a temperature difference between two sources is 3-5 degrees. To date, we have not recorded any revenue from sales of our Thermo Life product.

Approximately $14.8 million, or 62.5%, $17.2 million, or 68.4%, and $41.4 million, or 87.3%, of our Advanced Technology segment’s revenues for 2006, 2005, and 2004, respectively, were generated by GTI. Over 96% of GTI’s revenues in each of the three years ended December 31, 2006, 2005 and 2004 were generated through sales to various agencies of the United States federal government. Approximately 97%, or $5.9 million, of PDSC’s revenue in 2006 was from sales to IBM. No other sales to an individual customer amounted to 10% or more of this segment’s revenues in 2006, 2005 and 2004.
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InfoTech Segment

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Our InfoTech segment is a full service provider of information technology, or IT, products and services. The principal products and services in this segment are computer hardware and computer services. InfoTech’s services consist of IT consulting, networking, remote access, procurement, storage area networks, deployment, integration and migration services. InfoTech also provides on-going system and network maintenance services.

During 2006, InfoTech’s two major customers were Hackensack University Medical Center and GAF Materials Corporation, accounting for 23% and 20% of its revenues, respectively. During 2005, InfoTech’s two major customers were Hackensack University Medical Center and GAF Materials Corporation, accounting for 30% and 22% of its revenues, respectively. During 2004, the InfoTech segment’s two major customers were Hackensack University Medical Center and GAF Materials Corporation, accounting for 18% and 12% of its revenues, respectively.

The “Corporate/Eliminations” category includes all amounts given effect to in the consolidation of our subsidiaries, such as the elimination of inter-segment revenues, expenses, assets and liabilities. “Corporate/Eliminations” also includes certain selling, general and administrative expense (reductions) and other income (expenses) associated with companies sold or closed in 2001 and 2002, and interest expense and other expenses associated with corporate activities and functions.

Recent Events

Amendment to Loan Agreement with VeriChip

On December 27, 2005, we and VeriChip entered into a loan agreement, a revolving line of credit note and a security agreement to memorialize the terms of existing advances to VeriChip and provide the terms under which we would lend additional funds to VeriChip. Through October 5, 2006, our loan to VeriChip bore interest at the prevailing prime rate of interest as published by The Wall Street Journal. On October 6, 2006, we entered into an amendment to the loan agreement which increased the principal amount available thereunder to $13.0 million and VeriChip borrowed an additional $2.0 million under the agreement to make the second purchase price payment with respect to its acquisition of Instantel Inc., or Instantel, which VeriChip acquired on June 10, 2005. In connection with that amendment, the interest rate was also changed to a fixed rate of 12% per annum. That amendment further provided that the loan matured on July 1, 2008, but could be extended at the our sole option through December 27, 2010.

On January 19, 2007, February 8, 2007, and again on February 13, 2007, we entered into further amendments to the loan documents which increased the maximum principal amount of indebtedness that VeriChip may incur to $14.5 million. A portion of this increase was used to cover approximately $0.7 million of intercompany advances made to VeriChip by us during the first week of January 2007. On February 9, 2007, the effective date of VeriChip's initial public offering, the loan ceased to be a revolving line of credit, and VeriChip has no ability to incur additional indebtedness under the loan documents. The interest continues to accrue on the outstanding indebtedness at a rate of 12% per annum. Under the terms of the loan agreement, as amended, VeriChip was required to repay us $3.5 million of principal and accrued interest upon the consummation of their initial public offering. Accordingly, VeriChip paid us $3.5 million on February 14, 2007. VeriChip is not obligated to repay an additional amount of the indebtedness until January 1, 2008. Effective with the payment of the $3.5 million, all interest which has accrued on the loan as of the last day of each month, commencing with the month in which such payment is made, shall be added to the principal amount. Commencing January 1, 2008 through January 1, 2010, VeriChip is obligated to repay $0.3 million on the first day of each month. A final balloon payment equal to the outstanding principal amount then due under the loan plus all accrued and unpaid interest will be due and payable on February 1, 2010. We amended the repayment terms of the loan to allow VeriChip to retain a greater portion of the net proceeds of its offering for use in its business, thereby improving their liquidity for at least the next 12 to 18 months.

Digital Angel’s 10.25% Senior Secured Debenture and Securities Purchase Agreement

Digital Angel entered into a 10.25% Senior Secured Debenture (the “Debenture”) and corresponding Securities Purchase Agreement (“Purchase Agreement”) with Imperium Master Fund, Ltd., or Imperium, dated effective February 6, 2007. Under the terms of the Purchase Agreement, Digital Angel sold to Imperium a 10.25%

Senior Secured Debenture in the original principal amount of $6.0 million and a five-year warrant to purchase 699,600 shares of Digital Angel’s common stock (the “Warrant”). The Warrant has an initial exercise price of $2.973 per share and contains certain anti-dilution adjustments and other adjustments in the event of a change of control or an event of default. The Debenture matures on February 6, 2010, and Digital Angel is obligated to make monthly payments of principal plus accrued but unpaid interest (including default interest, if any) beginning on September 4, 2007.

Digital Angel has the option, but not the obligation, of making the monthly payments, or a portion of the monthly payments, in shares of Digital Angel’s common stock at 92% of the then current market price upon the satisfaction of certain conditions. If an event of default or a change of control of Digital Angel occurs, Imperium has the right to require Digital Angel to redeem the Debenture for a cash amount equal to 110% of the outstanding principal plus interest. The proceeds of the Debenture will be used by Digital Angel to fund a portion of its planned acquisition of certain assets of McMurdo Ltd.'s, or McMurdo's, marine electronics business by Signature and to invest in continued growth of Digital Angel’s business.

Proposed Acquisition of the Assets of McMurdo

On December 14, 2006, Signature entered into an Asset Sale and Purchase Agreement (“Agreement”) with McMurdo, a United Kingdom-based subsidiary of Chemring Group Plc., or Chemring. Pursuant to the Agreement, Signature will acquire certain assets of McMurdo’s marine electronics business, including fixed assets, inventory, customer lists, customer and supplier contracts and relations, trade and business names, associated assets and goodwill. The assets exclude certain accrued liabilities and obligations and real property, including the plant facility which Signature will have a license to occupy for a period of nine months after completion of the sale. Under the terms of the Agreement, Signature will retain McMurdo’s employees related to the marine electronics business after closing the sale. The acquisition is expected to close by the end of the first quarter of 2007.

The purchase price for the assets is approximately £3,117,000 (approximately $6,106,000 USD at December 31, 2006), subject to certain adjustments, plus an additional deferred payment up to £1,500,000 (approximately $2,938,000 USD at December 31, 2006) based on value of certain specified products sold between November 1, 2006 and October 31, 2007 (“Deferred Payment”). The Deferred Payment is determined on a threshold basis with a minimum threshold, based on the invoiced value of sales during such period and payable when the parties finalize a statement of the sales. Upon signing the Agreement, Signature paid a deposit of £250,000 of the purchase price to McMurdo. The balance of the initial purchase price is payable at closing. If the Agreement is terminated or the sale is not completed, McMurdo will be entitled, under certain circumstances to retain the deposit. Under the terms of the Agreement, Digital Angel will guarantee Signature’s obligations for the Deferred Payment and Chemring will guarantee McMurdo’s obligations for retained liabilities and obligations.

Appointment of Lorraine M. Breece as our Acting Chief Financial Officer to Replace Evan C. McKeown

On March 1, 2007, our board of directors appointed Lorraine M. Breece as our acting chief financial officer, senior vice president, treasurer and assistant secretary to replace Evan C. McKeown. Effective March 1, 2007, at our request, Mr. McKeown was no longer serving as our chief financial officer, and effective March 9, 2007, we terminated Mr. McKeown’s employment. Ms. Breece previously served as our senior vice president, chief accounting officer and assistant secretary.

Agreement with Former Chief Executive Officer

On December 5, 2006, we finalized and entered into an agreement, or the December 5, 2006 Agreement, with Mr. Silverman to (i) induce Mr. Silverman to assume the CEO position at VeriChip, (ii) to allow us the option (subject to any necessary approvals) to issue certain incentive payments to Mr. Silverman in stock as opposed to cash, and (iii) to induce Mr. Silverman to terminate the Applied Digital Solutions, Inc. Employment and Non-Compete Agreement dated April 8, 2004, or the ADS/Silverman Employment Agreement, between us and Mr. Silverman. We determined that it was in our best interest to enter into the December 5, 2006 Agreement with Mr. Silverman primarily to motivate him to accept the position as VeriChip’s CEO and to maintain his status on ours, Digital Angel’s, VeriChip’s and InfoTech's boards of directors and to motivate him to improve the value of VeriChip.

Per the terms of the December 5, 2006 Agreement, in consideration for Mr. Silverman waiving all of his rights pursuant to the ADS/Silverman Employment Agreement and as incentive to accept the position of CEO at VeriChip, Mr. Silverman shall receive $3.3 million. The $3.3 million has been included in selling, general and administrative expense in our consolidated statements of operations. The payment is to be made in cash. In lieu of cash, we may, in our sole discretion, elect to transfer to Mr. Silverman shares of our common stock that have a value of $3.3 million. We may elect to pay the amount in stock at any time during the 120 day period following the date of the December 5, 2006 Agreement. If Mr. Silverman remains on our board of directors or if there is some other reason that shareholder approval is necessary to permit the issuance of the stock, then we shall have 120 days from its election to make the payment in shares of our common stock to obtain shareholder approval. If we do not obtain shareholder approval in such timeframe, the payment must be made in cash. In the event that we issue our common stock in payment of the $3.3 million, such stock shall be restricted (that is, subject to a substantial risk of forfeiture in the event that Mr. Silverman voluntarily resigns as the chairman and CEO of VeriChip on or before December 31, 2008, or in the event that VeriChip terminates its employment agreement with Mr. Silverman for cause in accordance with that agreement.). Our common stock issuable under the terms of the December 5, 2006 Agreement is subject to registration rights and price protection provisions.

On March 14, 2007, we made a partial payment to Mr. Silverman in the form of 503,768 shares of our common stock, which shares were issued under our 1999 Flexible Stock Plan and 2003 Flexible Stock Plan, as partial payment in connection with our obligations to Mr. Silverman under the December 5, 2006 Agreement.  These shares were issued under a letter agreement between us and Mr. Silverman dated March 14, 2007.  The letter agreement was intended to clarify, modify and partially satisfy certain terms of the December 5, 2006 Agreement, including our election to satisfy a portion of our obligation now by issuing the 503,768 shares with a value as of March 14, 2007 of $735,501 and a cash payment of $264,499.  These shares were issued to Mr. Silverman outright with no risk of forfeiture.  Per the terms of the letter agreement, Mr. Silverman further agreed that he will not require us to make the remaining portion of the payment due to him under the December 5, 2006 Agreement of $2.3 million until the earlier of April 1, 2008 or the receipt of funds by us in excess of $4.0 million in a single transaction resulting from (i) the issuance of our equity; or (ii) the sale of one of our assets, including the shares of Digital Angel or VeriChip common stock that we own.

VeriChip Change in Control Plan

On March 2, 2007, VeriChip's compensation committee of its board of directors approved the VeriChip Corporation Executive Management Change in Control Plan. The plan provides compensation due to a change in control of VeriChip, as such term is defined in the plan, to VeriChip's officers, Messrs. Gunther, Caragol and Feder. Upon a change in control of VeriChip, Mr. Gunther and Mr. Caragol would each receive the sum of (i) his earned but unpaid base salary and bonus compensation as of the date of the change in control; plus (ii) 1.5 times his base salary; plus (iii) 1.5 times the average bonus received for the three full calendar years. immediately prior to the change in control, or if the change in control occurs in 2007, the average of the bonus earned in 2006 and the pro rata portion of the total target bonus for 2007, or if the change in control occurs in 2008, the average of the bonuses earned in 2006 and 2007.  Upon a change in control, Mr. Feder would receive the sum of his (i) earned but unpaid base salary and bonus compensation as of the date of the change in control; plus (ii) 1.0 times his base salary; plus (iii) 1.0 times the average bonus received for the three full calendar years immediately prior to the change in control, or if the change in control occurs in 2007, the average of the bonus earned in 2006 and the pro rata portion of the total target bonus for 2007, or if the change in control occurs in 2008, the average of the bonuses earned in 2006 and 2007. The plan provides for the amount received to increase on December 31, 2007 and on each December 31 thereafter until the multiplier of base salary and bonus compensation reaches 3 for Messrs. Gunther and Caragol and 1.5 for Mr. Feder. The plan also provides that any outstanding stock options, restricted stock or other incentive compensation awards held as of the date of the change in control become fully vested and exercisable as of such date, and, in the case of stock options, remain exercisable for the life of the option. Such compensation will be decreased by the amount of any compensation (salary or bonus) that is contractually guaranteed by an acquiror in a change in control transaction so long as the guaranteed compensation relates to an executive position that is of the same or increased level of responsibility and authority and at the same or higher salary and bonus levels as the executive position held at the time of implementation of this plan.

VeriChip Initial Public Offering and Underwriting Agreement

On February 14, 2007, VeriChip completed an initial public offering of its common stock. In connection with its initial public offering, VeriChip sold 3,100,000 shares of its common stock. As a result, we currently own approximately 60.7% of VeriChip.

We, VeriChip and Merriman Curhan Ford & Co., as representative of the several underwriters named in an underwriting agreement, (the "Underwriting Agreement"), entered into the Underwriting Agreement dated February 9, 2007. The Underwriting Agreement was entered into with respect to the common stock offered by VeriChip in connection with its initial public offering, which commenced on February 9, 2007 and was completed on February 14, 2007. In connection with the offering, we and VeriChip agreed to issue and sell to the underwriters 3,100,000 newly issued shares of VeriChip's common stock. The initial public offering price was $6.50 per share and the underwriting discounts and commissions were $0.455 per share.

The Underwriting Agreement required that VeriChip reimburse the representatives for their expenses on a non-accountable basis in the amount equal to 1.3% of the aggregate public offering price of the offered shares of common stock, which was paid at closing. In addition, VeriChip agreed to reimburse the underwriters $150,000 of their legal fees incurred in connection with the offering.

Reincorporation in Delaware

On March 8, 2007, we filed papers to begin the process of changing our state of incorporation from Missouri to Delaware. We expect to complete the reincorporation on or about March 23, 2007.
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About Us

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We were incorporated on May 11, 1993. Our principal executive offices are located at 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, and our telephone number is (561) 805-8000.

THE OFFERING

Common stock offered by the selling security holder	1,719,745 shares

Common stock outstanding after this offering	69,221,708 shares (1) (2) as of March 15, 2007

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling security holder listed in this prospectus under “Selling Security Holder” beginning on page 29.

Dividend policy
We have never paid cash dividends on our common stock. Currently, the provisions of our loan agreement with Laurus prohibit the payment of any form of dividends with respect to our common stock without their prior approval.

Market price of common stock	The market price of shares of our common stock has ranged from a high of $3.06 to a low of $1.34 during the 12 months preceding the date of this prospectus.

Risk factors	See “Risk Factors” beginning on page 16, for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Capital Market symbol	ADSX

(1) Includes the 1,719,745 shares that are issuable to the selling security holder under the terms of the Warrant.

(2) The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 15, 2007, the 1,719,745 shares that may be issued to the selling security holder under the terms of the Warrant and the total amount of shares underlying our additional outstanding warrants and options. As of March 15, 2007, we had (i) additional outstanding warrants to purchase up to 2,942,732 shares of our common stock, which are currently exercisable at a weighted average exercise price of $3.73 per share, and (ii) options outstanding to purchase 6,054,557 shares of our common stock, all of which are currently exercisable at a weighted average exercise price of $3.09 per share.
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RISK FACTORS

You should carefully consider the risks described below and all other information contained in or incorporated by reference into this prospectus before making an investment decision. If any of the following risks, or other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our shares could decline, and you may lose part or all of your investment.

We have a history of operating losses and negative cash flows and we may not become profitable in the future, which could ultimately result in our inability to continue operations in the normal course of business.

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Historically, we have incurred losses and have not generated positive cash flows from operations. We incurred a consolidated loss from continuing operations of $27.2 million, $10.3 million, and $18.8 million in 2006, 2005, and 2004, respectively. Our consolidated operating activities used cash of $8.0, $11.4 million, and $13.9 million during the years ended December 31, 2006, 2005, and 2004, respectively. During these periods, we have funded our operating cash requirements, as well as our capital needs, with the proceeds from investing and/or financing activities.

We expect to continue to incur consolidated operating losses for the foreseeable future. Our ability in the future to achieve or sustain profitability is based on a number of factors, many of which are beyond our control, including the future demand for our RFID and GPS and satellite-based systems. If demand for such systems does not reach anticipated levels, or if we fail to manage our cost structure, we may not achieve or be able to sustain profitability.

As of February 15, 2007, we and our subsidiaries, including VeriChip, had cash and cash equivalents aggregating $24.8 million. We believe that we currently have sufficient funds to operate our business over the next twelve months. However, our goal is to achieve profitability and to generate positive cash flows from operations. Our profitability and cash flows from operations depend on many factors, including the success of our marketing programs, the maintenance and reduction of expenses and our ability to successfully develop and bring to market our new products and technologies. If, in the future, we are not successful in managing these factors and achieving our goal of profitability and positive cash flows from operations, we may not have sufficient funds to operate our business, which could ultimately result in our inability to continue operations in the normal course.
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Our stock price has reflected a great deal of volatility, including a significant decrease over the past few years. The volatility may mean that, at times, our shareholders may be unable to resell their shares at or above the price at which they acquired them.

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Since January 1, 2004, the price per share of our common stock has ranged from a high of $8.55 to a low of $1.34. The price of our common stock has been, and may continue to be, highly volatile and subject to wide fluctuations. The market value of our common stock has declined in the past, in part, due to our operating performance. In the future, broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. This is even more of an issue as we increase our focus on developing and marketing new, unproven products for which there is considerable resistance, as a matter of privacy and other concerns. Declines in the market price of our common stock could affect our access to capital, which may, in the future, impact our ability to continue as a going concern. In addition, declines in the price of our common stock may harm employee morale and retention, curtail investment opportunities presented to us, and negatively impact other aspects of our business. As a result of any such declines, shareholders may be unable to resell their shares at or above the price at which they acquired them.
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We have effected or entered into (and will likely continue to effect or enter into) capital raising transactions, acquisitions, legal settlements and contracts for services that involve the issuance of shares of our common stock (or securities convertible into or exchangeable for such shares) and, as a result, the value of our common stock may be further diluted.

We have effected and entered into (and will likely continue to effect and enter into) capital raising transactions, acquisitions, legal settlements and contracts for services that involve the issuance of shares of our common stock or securities convertible into or exchangeable for such shares. These share issuances may be dilutive to the value of our common stock and may result in a decrease in the market price of our common stock.

We have issued and outstanding a significant number of derivative securities (e.g., options and warrants) and the conversion or exercise of such securities may adversely affect the market price of our common stock.

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As of March 15, 2007, there were outstanding warrants and options to acquire up to 10.7 million additional shares of our common stock, and we had 0.6 million additional shares of our common stock available to be issued in the future under our Employee Stock Purchase Plan. The exercise of outstanding options and warrants and the sale in the public market of the shares purchased upon exercise may have a dilutive effect on our common stock and may result in a decrease in the market price of our common stock.

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We rely heavily on revenues derived from sales to various governmental agencies, and the loss of, or a significant reduction in, orders from government agencies could result in significant losses and deficits in cash flows from operations.

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Over 98%, 96%, and 96% of our revenue from sales of voice, data and video telecommunications networks for each of the years ended December 31, 2006, 2005 and 2004, respectively, were generated through sales to various agencies of the U.S. government. In addition, our principal customers for electronic identification devices for fish are Pacific States Marine, a government contractor that relies on funding from the U.S. government, and the U.S. Army Corps of Engineers. Our GPS and Radio Communications segment is heavily dependent on contracts with domestic government agencies and foreign governments, including the United Kingdom, primarily relating to military applications. Under certain contracts, a government agency is permitted to terminate its contract for convenience, including in cases when funds are no longer appropriated. In January 2005, the USPS terminated for convenience the mail processing infrastructure contract that accounted for 52% (or $21.5 million) of GTI’s consolidated revenues in 2004. Because we rely on revenues and cash flows generated from contracts, directly or indirectly, with governmental agencies, the loss of any such contract would result in a decrease in revenues and cash flows, and such a decrease may be significant and thereby have a material adverse effect on our financial condition and results of operations.

Our Animal Applications segment relies heavily on revenue from a principal distributor and two customers and the loss of the principal distributor and customers could negatively affect our revenue, cash flows and results of operations.

Our pet identification and location system is marketed in the U.S. by Schering-Plough. For the year ended December 31, 2006, Schering-Plough accounted for approximately 22% of our Animal Applications segment’s revenues. It may be difficult and time-consuming for us to arrange for distribution of the implantable microchip by a third party. The loss of Shering-Plough as our exclusive distributor may negatively affect future sales.

Our principal customers for electronic identification devices for fish are Pacific States Marine and the U.S. Army Corps of Engineers. The loss of, or a significant reduction in, orders from these customers could have a material adverse effect on our financial condition and results of operations.
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Our InfoTech segment relies heavily on revenues derived from two customers, and the loss of revenue from either of these customers could result in significant losses and deficits in cash flows from operations.

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During the year ended December 31, 2006, two customers, GAF Material Corporation and Hackensack University Medical Center accounted for 22.7% and 20.2%, respectively, of our InfoTech segment’s revenue, and during the year ended December 31, 2005, two customers, Hackensack University Medical Center and GAF Material Corporation, accounted for 29% and 21%, respectively, of our InfoTech segment’s revenue. Additionally, DDI Leasing, CSI Leasing, Inc. and Hackensack University Medical Center comprised 24%, 19% and 15%, respectively, of InfoTech’s accounts receivable as of December 31, 2006. The loss of either of these customers or the loss of significant orders from these customers or the inability of these customers to meet their financial obligations in a timely manner could have a material adverse effect on our results of operations and cash flows.
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Less than 10% of InfoTech’s revenue is recurring revenue based on contracts or annual renewals. As a result, failure to receive orders from existing or new customers on a continuous basis in the future could have a material adverse effect on our results of operations or financial condition.

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Our Advance Technology segment's subsidiary, PDSC, relies heavily on revenues from one customer and the loss of revenue from this customer could result in significant losses and deficits in cash flows from operations.

During the year ended December 31, 2006, approximately $5.9 million of our Advance Technology segment's revenue was derived from sales to IBM, under the terms of two Statements of Work, or SOWs, that PDSC entered into with IBM in May 2006. The loss of this customer or the loss of significant business from this customer could have a material adverse effect on our results of operations and cash flows.

Over the past few years, we have made significant changes in the nature and scope of our businesses and we have expanded into different product lines, including new, unproven technologies.

During the past few years, we have made significant changes in the nature and scope of our business operations and we have expanded into different product lines, including new, unproven products such as VeriMed and Bio-Thermo. If we are not successful in implementing our business model and developing and marketing these products or if these products do not gain sufficient market acceptance, we may not be able to achieve or sustain profitable operations. In that case, the market price of our stock would likely decrease.

We may be subject to costly product liability claims from the use of our systems, which could damage our reputation, impair the marketability of our systems and force us to pay costs and damages that may not be covered by adequate insurance.

Manufacturing, marketing, selling, testing and operation of our systems entail a risk of product liability. We could be subject to product liability claims in the event our systems fail to perform as intended. Even unsuccessful claims against us could result in the expenditure of funds in litigation, the diversion of management time and resources, damage to our reputation and impairment in the marketability of our systems. While we maintain liability insurance, it is possible that a successful claim could be made against us, that the amount of our insurance coverage would not be adequate to cover the costs of defending against or paying such a claim, or that damages payable by us would harm our business.

We are endeavoring to create a market for our VeriMed system. We may never achieve market acceptance or significant sales of this system.

We have been in the process of endeavoring to create a market for our VeriMed system since the FDA cleared the VeriMed system for use for patient identification and health information purposes in October 2004. To date, we have only generated approximately $0.1 million in revenue from sales of the microchip inserter kits, significantly less than we had projected at the beginning of 2006. We may never achieve market acceptance or more than nominal or modest sales of this system.

We attribute the modest number of people who, through the date of this prospectus, have undergone the microchip implant procedure to the following factors:

•	Many people who fit the profile for which the VeriMed system was designed may not be willing to have a microchip implanted in their upper right arm.

•	Physicians may be reluctant to discuss the implant procedure with their patients until a greater number of hospital emergency rooms have adopted the VeriMed system as part of their standard protocol.

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The media has from time to time reported, and may continue to report, on the VeriMed system in an unfavorable and, on occasion, an inaccurate manner. For example, there have been articles published asserting, despite at least one study to the contrary, that the implanted microchip is not magnetic resonance imaging, or MRI, compatible.

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Privacy concerns may influence individuals to refrain from undergoing the implant procedure or dissuade physicians from recommending the VeriMed system to their patients. Misperceptions that a microchip-implanted person can be “tracked” and that the microchip itself contains a person’s basic information, such as name, contact information, and personal health records, may contribute to such concerns.

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Misperceptions and/or negative publicity may prompt legislative or administrative efforts by politicians or groups opposed to the development and use of human-implantable RFID microchips. In 2006, a number of states have introduced, and at least one state, Wisconsin, has enacted, legislation that would prohibit any requirement that an individual undergo a microchip-implant procedure. While we support all pending and enacted legislation that would preclude anything other than voluntary implantation, legislative bodies or government agencies may determine to go further, and their actions may have the effect, directly or indirectly, of delaying, limiting or preventing the use of human-implantable RFID microchips or the sale, manufacture or use of RFID systems utilizing such microchips.

•	At present, the cost of the microchip implant procedure is not covered by Medicare, Medicaid or private health insurance.

•	At present, no clinical studies to assess the impact of the VeriMed system on the quality of emergency department care have been completed.

In light of these and perhaps other factors, it is difficult to predict whether our VeriMed system will achieve market acceptance, how widespread that market acceptance will be, and the timing of such acceptance. Accordingly, we are uncertain as to whether we will generate the level of future revenue and revenue growth we have forecast from sales of the VeriMed system.

We believe that sales of our implantable microchip, and the extent to which our VeriMed system achieves market acceptance, will depend, in part, on the availability of insurance reimbursement from third-party payers, including federal and state governments under programs, such as Medicare and Medicaid, and private insurance plans. Insurers may not determine to cover the cost of the implant procedure, or it may take a considerable period of time for this to occur.

We believe that sales of our implantable microchip, and the extent to which our VeriMed system achieves market acceptance, will depend, in part, on the availability of insurance reimbursement from third-party payers, including federal and state government programs, such as Medicare and Medicaid, private health insurers, managed care organizations and other healthcare providers. Both governmental and private third-party payers are increasingly challenging the coverage and prices of medical products and services, and require proven efficacy and cost effectiveness for reimbursement. If patients undergoing the microchip implant procedure, or health institutions and doctors using the VeriMed system, are not able to obtain adequate reimbursement for the cost of using these products and services, they may forego or reduce their use. While we are in the process of facilitating and, in one case, funding clinical studies that may demonstrate the efficacy of the VeriMed system, which we believe will make it more likely that government and private insurers will cover the cost of the microchip implant process, it may take a considerable period of time for this to occur, if, in fact, it does occur. If government and private insurers do not determine to reimburse the cost of the implant process, we would not expect to realize the anticipated level of future sales of our implantable microchip and the database subscription fees.

Even if our VeriMed system achieves some level of market acceptance, the anticipated significant and growing recurrent revenue from microchip-implanted persons subscribing to our database may not be realized.

Our business model envisages that our VeriMed system will achieve some level of penetration within our target market for such system: the approximately 45 million at-risk people in the United States with cognitive impairment, chronic diseases and related conditions, or implanted medical devices. The model also anticipates our deriving significant and growing recurrent revenue from subscriptions to our database by persons implanted with our microchip. However, a person implanted with our microchip may decide not to subscribe to our database if, for example, the hospital emergency room where he or she would most likely be taken in an emergency maintains its own database. We do not currently anticipate that a significant percentage of VeriMed-adopting hospitals and other healthcare facilities will choose to provide databases for this purpose. However, future regulatory changes, such as in connection with the U.S. government’s efforts to address inefficiencies in the U.S. healthcare system related to information technology, could spur hospitals and other healthcare facilities to establish systems to maintain electronic health records. This might have the effect of reducing the number of people implanted with our microchip who might otherwise subscribe to our database which could, in turn, negatively affect the future revenue that we anticipate we will derive from the VeriMed system.

We intend to offer two annual subscription levels to our database: basic, which will allow an individual to include personal identification and contact information, physician and emergency contact information, blood type and advance directives, and full-featured, which will allow an individual to include all information permitted by the basic subscription as well as personal health records. Initially, we anticipate that individuals implanted with our microchip will take responsibility for inputting all of their information into our database, including personal health records, as physicians currently have little interest in being involved in this process - primarily because of liability concerns and because they are generally not paid for this service. Over time, we envision that persons implanted with our microchip may prevail upon their physicians to assist them with the inputting of information for which, by virtue of their medical training, physicians are better equipped to handle. If this does not occur, emergency room personnel and emergency medical technicians may lack confidence in the accuracy and completeness of implanted persons’ personal health records in the database. This may prompt some persons implanted with our microchip to choose to subscribe to our database only at the basic level, for which we plan to charge a lower annual fee. This could also negatively affect the revenue we anticipate we will derive in the future from the VeriMed system.

If others assert that our products infringe their intellectual property rights, including rights to the patent covering our implantable microchip for human applications, we may be drawn into costly disputes and risk paying substantial damages or losing the right to sell our products.

We face the risk of adverse claims and litigation alleging our infringement of the intellectual property rights of others. If infringement claims are brought against us or our suppliers these assertions could distract management and necessitate our expending potentially significant funds and resources to defend or settle such claims. We cannot be certain that we will have the financial resources to defend ourselves against any patent or other intellectual property litigation.

If we or our suppliers are unsuccessful in any challenge to our rights to market and sell our products, we may, among other things, be required to:

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•	pay actual damages, royalties, lost profits and/or increased damages and the third party’s attorneys’ fees, which may be substantial;

•	cease the development, manufacture, use and/or sale of products that use the intellectual property in question through a court-imposed sanction called an injunction;

•
expend significant resources to modify or redesign our products, manufacturing processes or other technology so that it does not infringe others’ intellectual property rights or to develop or acquire non-infringing technology, which may not be possible; or

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obtain licenses to the disputed rights, which could require us to pay substantial upfront fees and future royalty payments and may not be available to us on acceptable terms, if at all, or to cease marketing the challenged products.

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Ultimately, we could be prevented from selling a product or otherwise forced to cease some aspect of our business operations as a result of any intellectual property litigation. Even if we or our suppliers are successful in defending an infringement claim, the expense, time delay, and burden on management of litigation and negative publicity could have a material adverse effect on our business.

We obtain the implantable microchip used in our VeriMed, VeriGuard, VeriTrace and Animal Application segment’s products from a single supplier, making us vulnerable to supply disruptions that could constrain our sales of such systems and/or increase our per-unit cost of production of the microchip.

Digital Angel sources the implantable microchip used in our VeriMed, VeriGuard, VeriTrace and Animal Applications segment’s products from Raytheon Microelectronics España, or RME, the actual manufacturer, under a supply agreement between Digital Angel and RME. The term of that agreement expires on June 30, 2010, subject to earlier termination by either party if, among other things, the other party breaches the agreement and does not remedy the breach within 30 days of receiving notice. Digital Angel and RME each own certain of the automated equipment and tooling used in the manufacture of the microchip. Accordingly, it would be difficult for Digital Angel to arrange for a third party other than RME to manufacture the implantable microchip if for any reason RME was unable or unwilling to manufacture the implantable microchip or if RME did not manufacture sufficient implantable microchips for Digital Angel to satisfy our requirements. Even if Digital Angel were able to arrange to have the implantable microchip manufactured in another facility, we currently believe making such arrangements and commencement of production could take at least three to six months. A supply disruption of this length could cause customers to cancel orders, negatively affect future sales and damage our business reputation. In addition, the per-unit cost of production at another facility could be more than the price per unit that we currently pay.

Our sales of systems that incorporate our implantable microchip for human use may be enjoined by third parties who have rights to the intellectual property used in these systems and we may be required to pay damages which would have an adverse effect on our business.

We may face a claim that we are violating the intellectual property rights of one or more third parties with respect to U.S. Patent No. 5,211,129, “Syringe-Implantable Identification Transponders.” If such a claim is successful, we could be required to cease engaging in activities to market our systems that utilize the implantable microchip and to pay damages, which may be substantial.

VeriChip obtains the implantable microchip used in our VeriMed, VeriGuard and VeriTrace systems from Digital Angel, under the terms of a supply agreement. Digital Angel, in turn, obtains the implantable microchip from RME, a subsidiary of Raytheon Company under a separate supply agreement. The technology underlying our VeriMed, VeriGuard and VeriTrace systems is covered, in part, by U.S. Patent No. 5,211,129. In 1994, Destron/IDI, Inc., a predecessor company to Digital Angel, granted a co-exclusive license under this patent, other than for certain specified fields of use related to our Animal Applications segment, which were retained by the predecessor company, to Hughes and HID. The specified fields of use retained by the predecessor company do not include human identification and security applications. The rights licensed in 1994 to Hughes and HID were freely assignable, and we do not know which party or parties currently have these rights or whether these rights have been assigned, transferred or conveyed to any third party. We source the implantable microchip indirectly from a subsidiary of Raytheon Company, with which Hughes, then known as HE Holdings, Inc. was merged in 1997. However, we have no documentation that establishes our right to use the patented technology for human identification and security applications. Hughes, HID, any of their respective successors in interest, or any party to whom any of the foregoing parties may have assigned its rights under the 1994 license agreement may commence a claim against us asserting that we are violating its rights. If such a claim is successful, sales of our VeriMed, VeriGuard and VeriTrace systems could be enjoined, and we could be required to cease our efforts to create a market for these systems, until the patent expires in April 2008. In addition, we could be required to pay damages, which may be substantial. Regardless of whether any claimant is successful, we would face the prospect of the expenditure of funds in litigation, the diversion of management time and resources, damage to our reputation and the potential impairment in the marketability of our systems even after the expiration of the patent, which could harm our business and negatively affect our prospects.

Our inability to safeguard our intellectual property may adversely affect our business by causing us to lose a competitive advantage or by forcing us to engage in costly and time-consuming litigation to defend or enforce our rights.

We rely on copyrights, trademarks, trade secret protections, know-how and contractual safeguards to protect our non-patented intellectual property, including our software technologies. Our employees, consultants and advisors are required to enter into confidentiality agreements that prohibit the disclosure or use of our confidential information. We also have entered into confidentiality agreements to protect our confidential information delivered to third parties for research and other purposes. There can be no assurance that we will be able to effectively enforce these agreements, the confidential information will not be disclosed, others will not independently develop substantially equivalent confidential information and techniques or otherwise gain access to our confidential information, or that we can meaningfully protect our confidential information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our confidential information, and failure to maintain the confidentiality of our confidential information could adversely affect our business by causing us to lose a competitive advantage maintained through such confidential information.

Disputes may arise in the future with respect to the ownership of rights to any technology developed with third parties. These and other possible disagreements could lead to delays in the collaborative research, development or commercialization of our systems, or could require or result in costly and time-consuming litigation that may not be decided in our favor. Any such event could have a material adverse effect on our business, financial condition and results of operations by delaying our ability to commercialize innovations or by diverting our resources away from revenue-generating projects.

Our efforts to protect our intellectual property may be less effective in some foreign countries where intellectual property rights are not as well protected as in the United States.

The laws of some foreign countries do not protect intellectual property to as great an extent as do the laws of the United States. Policing unauthorized use of the intellectual property utilized in our systems and system components is difficult, and there is a risk that our means of protecting our intellectual property may prove inadequate in these countries. Our competitors in these countries may independently develop similar technology or duplicate our systems, which would likely reduce our sales in these countries. Furthermore, some of our patent rights may be limited in enforceability to the United States or certain other select countries, which may limit our intellectual property rights abroad.

We may not be successful in our efforts to obtain federal registration of our trademarks containing the “Veri” prefix with the U.S. Patent and Trademark Office.

In June 2004, VeriSign, Inc. filed oppositions with the U.S. Patent and Trademark Office, objecting to our registration of the VeriChip trade name and our trademarks that begin with the “Veri” prefix. If VeriSign is successful in the opposition proceedings, our applications to register VeriChip and our other “Veri-” marks will be refused. It is also possible that VeriSign could bring a court action seeking to enjoin our use of VeriChip and the other “Veri-” marks and/or seek monetary damages from our use of these marks. If VeriSign were to bring a court action and prevail in that action, we may required to re-name VeriChip and re-brand some of our products, such as VeriMed, VeriGuard and VeriTrace, as well as to possibly pay damages to VeriSign for our use of any trademarks found to have been confusingly similar to those of VeriSign.

Implantation of our human implantable microchip may be found to cause risks to a person’s health, which could adversely affect sales of our systems which incorporate the implantable microchip.

The implantation of our implantable microchip may be found, or be perceived, to cause risks to a person’s health. Potential or perceived risks include adverse tissue reactions, migration of the microchip and infection from implantation. As more people are implanted with our implantable microchip, it is possible that these and other risks to health will manifest themselves. Actual or perceived risks to a person’s health associated with the microchip implantation process could constrain our sales of the VeriMed system or result in costly and expensive litigation. Further, the potential resultant negative publicity could damage our business reputation, leading to loss in sales of our other systems targeted at the healthcare market which would harm our business and negatively affect our prospects.

If we are required to effect a recall of our implantable microchip, our reputation could be materially and adversely affected and the cost of any such recall could be substantial, which could adversely affect our results of operations and financial condition.

From time to time, implanted devices have become subject to recall due to safety, efficacy, product failures or other concerns. To date, we have not had to recall any of our implantable microchips. However, if, in the future, we are required to effect such a recall, the cost of the recall, and the likely related loss of system sales, could be substantial and could materially and adversely affect our results of operations and financial condition. In addition, any such recall could materially adversely affect our reputation and our ability to sell our systems that make use of the implantable microchip which would harm our business.

Domestic and foreign government regulation and other factors could impair our ability to develop and sell our electronic animal identification products in certain markets.

The electronic animal identification market can be negatively affected by such factors as food safety concerns, price, consumer perceptions regarding cost and efficacy, international technology standards, government regulation, and slaughterhouse removal of microchips.

We are also subject to federal, state and local regulation in the United States, including regulation by the FDA, FCC and the USDA, and similar regulatory bodies in other countries. We cannot predict the extent to which we may be affected by further legislative and regulatory developments concerning our products and markets. We are required to obtain regulatory approval before marketing most of our products. The regulatory process can be very time-consuming and costly, and there is no assurance that we will receive the regulatory approvals necessary to sell our products under development. Regulatory authorities also have the authority to revoke approval of previously approved products for cause, to request recalls of products and to close manufacturing plants in response to violations. Any such regulatory action, including the failure to obtain such approval, could prevent us from selling, or materially impair our ability to sell, our products in certain markets and could negatively affect our business.

Interruptions in access to, or the hacking into, our VeriMed patient information database may have a negative impact on our revenue, damage our reputation and expose us to litigation.

Reliable access to the VeriMed patient information database is a key component of the functionality of our VeriMed system. Our ability to provide uninterrupted access to the database, whether operated by us or one or more third parties with whom we contract, will depend on the efficient and uninterrupted operation of the computer and communications systems involved. Although certain elements of technological, power, communications, personnel and site redundancy are maintained, the database may not be fully redundant. Further, the database may not function properly if certain necessary third-party systems fail, or if some other unforeseen act or natural disaster should occur. In the past, we have experienced short periods during which the database was inaccessible as a result of development work, system maintenance and power outages. Any disruption of the database services, computer systems or communications networks, or those of third parties that we rely on, could result in the inability of users to access the database for an indeterminate period of time. This, in turn, could cause us to lose the confidence of the healthcare community and persons who have undergone the microchip implant procedure, resulting in a loss of revenue and possible litigation.

In addition, if the firewall software protecting the information contained in our database fails or someone is successful in hacking into the database, we could face damage to our business reputation and litigation.
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Regulation of products and services that collect personally-identifiable information or otherwise monitor an individual’s activities may make the provision of our services more difficult or expensive and could jeopardize our growth prospects.

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Certain technologies that we currently, or may in the future, support are capable of collecting personally-identifiable information. A growing body of laws designed to protect the privacy of personally-identifiable information, as well as to protect against its misuse, and the judicial interpretations of such laws, may adversely affect the growth of our business. In the United States, these laws include the Health Insurance Portability and Accountability Act, or HIPAA, the Federal Trade Commission Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, and the Gramm-Leach-Bliley Act, as well as various state laws and related regulations. Although we are not a covered entity under HIPAA, we have entered into agreements with certain covered entities in which we are considered to be a “business associate” under HIPAA. As a business associate, we are required to implement policies, procedures and reasonable and appropriate security measures to protect individually identifiable health information we receive from covered entities. Our failure to protect health information received from customers could subject us to liability and adverse publicity, and could harm our business and impair our ability to attract new customers.

In addition, certain governmental agencies, like the U.S. Department of Health and Human Services and the Federal Trade Commission, have the authority to protect against the misuse of consumer information by targeting companies that collect, disseminate or maintain personal information in an unfair or deceptive manner. We are also subject to the laws of those foreign jurisdictions in which we operate, some of which currently have more protective privacy laws. If we fail to comply with applicable regulations in this area, our business and prospects could be harmed.

Certain regulatory approvals generally must be obtained from the governments of the countries in which our foreign distributors sell our systems. However, any such approval may be subject to significant delays or may not be obtained. Any actions by regulatory agencies could materially and adversely affect our growth plans and the success of our business.

If we fail to comply with anti-kickback and false claims laws, we could be subject to costly and time-consuming litigation and possible fines or other penalties.

We are, or may become subject to, various federal and state laws designed to address healthcare fraud and abuse, including anti-kickback laws and false claims laws. The federal anti-kickback statute prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring items or services payable by Medicare, Medicaid or any other federally-funded healthcare program. This statute also prohibits remuneration in return for purchasing, leasing or ordering or arranging, or recommending the purchasing, leasing or ordering, of items or services payable by Medicare, Medicaid or any other federally-funded healthcare program. The anti-kickback laws of various states apply more broadly to prohibit remuneration in return for referrals of business payable by payers other than federal healthcare programs.

False claims laws prohibit anyone from knowingly presenting, or causing to be presented, for payment to third-party payers, including Medicare and Medicaid, which currently do not provide reimbursement for our human microchip implant procedure, claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Our activities relating to the reporting of wholesale or estimated retail prices of our VeriMed system, the reporting of Medicaid rebate information, and other information affecting federal, state and third-party payment for the VeriMed system, will be subject to scrutiny under these laws.

The anti-kickback statute and other fraud and abuse laws are very broad in scope, and many of their provisions have not been uniformly or definitively interpreted by existing case law or regulations. Violations of the anti-kickback statute and other fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal healthcare programs, including Medicare and Medicaid, which currently do not provide reimbursement for our microchip implant procedure. We have not been challenged by a governmental authority under any of these laws and believe that our operations are in compliance with such laws. However, because of the far-reaching nature of these laws, we may be required to alter one or more of our practices to be in compliance with these laws. Healthcare fraud and abuse regulations are complex and even minor, inadvertent irregularities in submissions can potentially give rise to claims that the statute has been violated. If we are found to have violated these laws, or are charged with violating them, our business, financial condition and results of operations could suffer, and our management team could be required to dedicate significant time addressing the actual or alleged violations.

We have substantial debt and debt service.

As of December 31, 2006, we had indebtedness under a $13.5 million non-convertible term note with Laurus and, as a result, we incur significant interest expense. The note accrues interest at a rate of 12% per annum, payable monthly, and has a maturity date of August 24, 2009. We are obligated to make monthly principal payments ranging from $200,000 to $300,000 beginning on April 1, 2007. The note also contains certain events of default, including, among other things, failure to pay, violation of covenants, and certain other expressly enumerated events. In the event of default, Laurus is entitled to additional interest on the outstanding principal balance of the note and on all outstanding obligations under the note and the related agreements entered into in conjunction with the note in an amount equal to 1% per month. Additionally, we have granted Laurus a first priority security interest in substantially all of our assets, and we have pledged all of the issued and outstanding capital stock we own in InfoTech and certain of our other wholly-owned subsidiaries and a portion of the issued and outstanding stock we own in VeriChip and Digital Angel.

The degree to which we are leveraged could have important consequences, including the following:

•
our ability to obtain additional financing in the future for capital expenditures, potential acquisitions, and other purposes may be limited or financing may not be available on terms favorable to us or at all; and

•
a substantial portion of our cash flows from operations must be used to pay our interest expense and repay our debt, which reduces the funds that would otherwise be available to us for our operations and future business opportunities.

A default under the note could result in acceleration of our indebtedness and permit Laurus to foreclose on our assets and the stock we have pledged in our subsidiaries.

Our consolidated revenues, assets and cash position may decline significantly if our majority-owned subsidiary, Digital Angel, is unable to comply with its payment and other obligations under its credit facility with Imperium Master Fund, Ltd.

Digital Angel is indebted to Imperium under the terms of its 10.25%, $6.0 million Debenture. Unless earlier terminated, the Debenture matures on February 6, 2010. Digital Angel is obligated to make monthly payments of principal plus accrued but unpaid interest (including default interest, if any) beginning on September 4, 2007. Digital Angel may not have the cash resources to repay the amounts outstanding when due. Accordingly,

Digital Angel may be required to obtain the funds necessary to repay these obligations either through refinancing, the issuance of additional Digital Angel equity or debt securities, or the sale of its assets. Digital Angel may be unable to obtain the funds needed to repay the obligations from any one or more of these other sources on favorable economic terms or at all.

To secure the repayment of all debts, liabilities and obligations owed to Imperium, Digital Angel and its subsidiaries Digital Angel Technology Corporation, OuterLink, DSD Holding A/S, Signature, Digital Angel International, Inc., and Digital Angel Holdings, LLC have granted to Imperium security interests in and liens upon certain of its and such subsidiaries’ property and assets. In addition, such subsidiaries have guaranteed all of Digital Angel’s debts, liabilities and obligations to Imperium. If an event of default occurs under the Debenture, Digital Angel could be required to redeem the Debenture at a premium of 110% of outstanding principal plus interest and would subject it to foreclosure by Imperium on substantially all of Digital Angel’s and its subsidiaries’ property and assets to the extent necessary to repay any amounts due. Any such default and resulting foreclosure will have a material adverse effect on our financial condition.

The loan agreements contain various covenants including financial covenants. In the event of any noncompliance, Digital Angel will seek to obtain a waiver, but no assurance can be given that any such waiver will be granted.  A payment or other default under the credit facilities could result in Digital Angel’s inability to continue operations in the normal course, which would reduce our consolidated revenues and assets and decrease our consolidated cash position.
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Our consolidated revenues and cash position may decline if our majority-owned subsidiary, InfoTech, is unable to comply with its payment and other obligations under its credit facilities with Wells Fargo Business Credit, Inc. and IBM Credit LLC.

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InfoTech is indebted to Wells Fargo Business Credit, Inc., or Wells Fargo, and IBM Credit LLC. Unless earlier terminated, the credit facility with Wells Fargo matures on June 29, 2008, and automatically renews for successive one-year periods thereafter unless terminated by Wells Fargo or InfoTech. The credit facility with IBM Credit LLC will remain in effect until terminated by either party by providing at least 90 days written notice to the other party. InfoTech may not have the cash resources to repay the indebtedness outstanding when due. Accordingly, InfoTech may be required to obtain the funds necessary to repay these obligations either through refinancing, the issuance of additional InfoTech equity or debt securities, or the sale of its assets. InfoTech may be unable to obtain the funds needed to repay the obligations from any one or more of these other sources on favorable economic terms or at all.

To secure its debt payment obligations to Wells Fargo, InfoTech granted to Wells Fargo a security interest in and lien upon substantially all of its property and assets. Currently, InfoTech is in compliance with the covenants under the loan agreements; however, in the past, InfoTech has not met certain financial covenants and has had to obtain waivers from Well Fargo. In the event of any additional noncompliance, InfoTech will again seek to obtain a waiver, for which a waiver fee may be required, but no assurance can be given that any such additional waiver will be granted. The occurrence of an unwaived event of default under the credit facility would subject InfoTech to foreclosure by Wells Fargo on substantially all of its assets to the extent necessary to repay any amounts due.
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A payment or other default under the credit facility could result in InfoTech’s inability to continue operations in the normal course, which would reduce our consolidated revenues and decrease our consolidated cash position.

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Our results of operations may be adversely affected if we write-off goodwill and other intangible assets.

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As of December 31, 2006, we had goodwill and other intangible assets of approximately $102.6 million. On January 1, 2002, we adopted FAS 142, which requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually by applying a fair value based test. In the fourth quarters of 2006, 2005 and 2004, we performed our annual impairment test for goodwill and certain other intangible assets using a fair value based approach, primarily discounted cash flows. Based on our evaluations, goodwill and other intangible assets were not impaired as of December 31, 2004. However, during the fourth quarters of 2006 and 2005, we recorded an impairment charge of approximately $6.6 million and $7.1 million for goodwill and other intangible assets associated with our Advanced Technology and GPS and Radio Communications segments, respectively.

We assess the fair value of our goodwill and other intangible assets annually or earlier if events occur or circumstances change that would more likely than not reduce the fair value of these assets below their carrying value. These events or circumstances would include a significant change in business climate, including a significant, sustained decline in an entity’s market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. If we determine that significant impairment has occurred, we would be required to write off the impaired portion of goodwill and our other intangible assets. Impairment charges could have a material adverse effect on our operating results and financial condition.

The sale of shares of common stock to third parties by our subsidiaries at prices below the per share carrying amount of our investments has given (and may, in the future, give) rise to losses in our consolidated statement of operations and our inability to consolidate their operations.

As of December 31, 2006, VeriChip and Digital Angel have issued shares of their common stock to third parties at prices per share lower than the per share carrying amount of our investment in these subsidiaries, triggering losses in our consolidated statement of operations. In addition, the issuances of stock by VeriChip, Digital Angel and InfoTech have given rise to losses as a result of the dilution of our ownership interest in these subsidiaries. Future stock issuances to third parties by VeriChip, Digital Angel and InfoTech, including upon the exercise of stock options and warrants, may give rise to additional losses. Such losses would reduce our net income, perhaps significantly. In addition, such issuances give rise to a decrease in our ownership position. If our equity interest in VeriChip, Digital Angel and InfoTech (60.7% 52.2% and 50.9%, respectively, as of February 28, 2007) were, as a result of future issuances of VeriChip, Digital Angel and InfoTech shares, to drop below 50%, we may not be able to consolidate their operations in our financial statements. This would also result in a significant reduction in our consolidated revenues and assets.
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We face the risk that the value of our inventory may decline before it is sold or that our inventory may not be able to be sold at the anticipated prices.

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On December 31, 2006, the book value of our inventory was $14.3 million as compared to a book value of $12.3 million as of December 31, 2005. Our inventory may decline in value as a result of technological obsolescence or a change in the product. During each of the years ended December 31, 2006, 2005 and 2004, we recorded approximately $0.2 million, $0.6 million and $0.2 million in inventory reserves, respectively. In addition, in the year ended December 31, 2006, we wrote off approximately $0.4 million of inventory associated with our VeriMed system. Our success depends in part on our ability to minimize the cost to purchase/produce inventory and turn that inventory rapidly through sales. The failure to turn such inventory may require us to sell such inventory at a discount or at a loss or write down its value, which could result in significant losses and decreases in our cash flows.
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Currency exchange rate fluctuations could have an adverse effect on our sales and financial results.

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During the year ended December 31, 2006, Digital Angel generated approximately 38% of its sales and incurred a portion of its expenses in currencies other than U.S. dollars. Also, VeriChip incurs a significant portion of its payroll in Canadian dollars. To date we have not incurred material amounts of foreign currency gains or losses. However, to the extent that going forward we are unable to match revenues received in foreign currencies with costs paid in the same currency exchange rate fluctuations in any such currency could have an adverse effect on our financial results.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which could adversely affect our operating results, our ability to operate our business and our stock price.

During the course of our testing of our internal controls, we may identify, and have to disclose, material weaknesses or significant deficiencies in our internal controls that will have to be remediated. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements may negatively affect our stock price.
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New accounting pronouncements may significantly impact our future results of operations and earnings per share.

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In December 2004, the FASB issued FAS 123R. This statement, which became effective beginning on January 1, 2006, changed how we account for share-based compensation, and will have a significant impact on our future results of operations and earnings per share. Previously, we accounted for share-based payments to employees and directors using the intrinsic value method. Under this method, we generally did recognize any compensation related to stock option grants we issue to employees and directors under our stock option plans.

Substantially all of our outstanding employee stock options were vested upon our adoption of FAS 123R on January 1, 2006, and, therefore, the initial adoption of FAS 123R did not have a material impact on our consolidated results of operations and earnings (loss) per share. However, going forward, as we grant more options, we expect that the impact may be material. In addition, grants of stock options by our subsidiaries that occurred during the year ended December 31, 2006, have had and will continue to have a material impact on our financial results. Future changes in generally accepted accounting principles may also have a significant effect on our reported results.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and some of the documents incorporated in this prospectus by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts, including statements regarding the prospects of our industry and our prospects, plans, financial position, anticipated product offerings, and business strategy constitute forward-looking statements. These statements are subject to many important factors that could cause actual results to differ materially from those projected in the forward-looking statements. Among these factors are those included in this prospectus under the heading “Risk Factors” and those which are discussed in our most recently filed Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere, which is incorporated by reference in this prospectus. All forward-looking statements included in this prospectus and the documents we incorporate by reference are made only as of the date of this prospectus, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified by the cautionary statements set forth above and elsewhere in this prospectus and in other reports filed by us with the Securities and Exchange Commission (“SEC”).
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USE OF PROCEEDS

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This prospectus relates to our common stock to be offered for sale for the account of a certain selling security holder named under the caption "Selling Security Holder" in this prospectus and any amendment to this prospectus. We will not receive any of the proceeds from the sale of shares of our common stock by the selling security holder.
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SELLING SECURITY HOLDER

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Laurus is the selling security holder with respect to 1,719,745 shares of our common stock that we may issue to them in connection with the Warrant. The Warrant was issued to Laurus on August 24, 2006 in connection with a Securities Purchase Agreement. On August 24, 2006, we closed a $13.5 million non-convertible debt financing transaction with Laurus pursuant to the terms of the Securities Purchase Agreement (the “Agreement”) dated August 24, 2006, between us and Laurus. Under the terms of the Agreement, Laurus extended financing to us in the form of a $13.5 million secured term note. The note accrues interest at a rate of 12% per annum, payable monthly, and has a maturity date of August 24, 2009. We are obligated to make monthly principal payments ranging from $200,000 to $300,000 beginning on April 1, 2007. The terms of the note allow for optional redemption by paying 102% of the principal amount. The note also contains certain events of default, including, among other things, failure to pay, violation of covenants, and certain other expressly enumerated events. In the event of default, Laurus is entitled to additional interest on the outstanding principal balance of the note and on all outstanding obligations under the note and the related agreements entered into in conjunction with the note in an amount equal to 1% per month. In connection with the financing, we also issued Laurus the Warrant for the purchase of 1,719,745 shares of our common stock for an exercise price of $1.88 per share. The Warrant is exercisable beginning on August 24, 2006 and expires on August 24, 2013. Laurus has agreed to a 12 month lock-up with respect to the sale of the shares of common stock underlying the Warrant. These securities were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The shares of our common stock underlying the Warrant are being registered in this registration statement.

                To secure our obligations under the Agreement, we granted Laurus a first priority security interest in substantially all of our assets, and we have pledged all of the issued and outstanding capital stock owned by us in InfoTech and certain other of our wholly-owned subsidiaries, along with a portion of the issued and outstanding stock owned by us in VeriChip and Digital Angel.

Pursuant to the Warrant, we have agreed to use our best efforts to maintain a current registration statement until the date when all of the 1,719,745 shares of our common stock covered by the registration statement have been sold or may be sold without volume restriction pursuant to Rule 144(k) of the Securities Act of 1933, as amended.
&lt/R&gt

We are registering our shares in order to permit the selling security holder to offer the shares of our common stock for resale from time to time. The selling security holder listed below has not had any material relationship with us within the past three years.

&ltR&gt
The following table lists the following information with respect to the selling security holder: (i) the selling security holder' name; (ii) the number of outstanding shares of common stock beneficially owned by the selling security holder prior to this offering; (iii) the number of shares of common stock to be beneficially owned by the selling security holder after the completion of this offering assuming the sale of all of the shares of common stock offered by the selling security holder; and (iv) the percentage of outstanding shares of common stock to be beneficially owned by the selling security holder after the completion of this offering assuming the sale of all of the shares of common stock offered by the selling security holder.
&lt/R&gt

The selling security holder may sell all, some or none of its shares in this offering. See “Plan of Distribution” below. To our knowledge, the selling shareholder is not a broker-dealer or an affiliate of a broker-dealer.
&ltR&gt
Selling Security Holder	Shares Owned Prior to the Offering	Number of Shares Offered Hereby	Shares Owned After the Offering
			Number	%
Laurus Master Fund, Ltd.	1,719,745	1,719,745(1)	--	--
Total	1,719,745	1,719,745	--	--

(1)
Represents shares issued to the selling security holder in connection with the Warrant among the selling security holder and us, which transaction was exempt from registration pursuant to the Securities Act of 1933. The transaction document included an acknowledgement that the shares were not registered and that the shares must be held until registered unless an exemption from registration is available. In addition, the instruments representing the shares were legended to indicate that they were restricted. Messrs. Eugene Grin and David Grin, as principals of Laurus Capital Management, LLC, the manager of Laurus Master Fund, Ltd., share voting and dispositive powers with respect to the shares.

&lt/R&gt

To our knowledge, the preceding table represents the holdings by the selling security holder. Information concerning the selling security holder may change from time to time, which changed information will be set forth in supplements to this prospectus if and when necessary. Because the selling security holder may offer all or some of the common stock that it holds, we can only give an estimate as to the amount of common stock that will be held by the selling security holder upon the termination of this offering. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

The selling security holder or any of its pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holder may use any one or more of the following methods when selling shares:
&ltR&gt
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

&lt/R&gt
•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales made after the date of this prospectus;

&ltR&gt
•	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;
&lt/R&gt

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

&ltR&gt
The selling security holder may also sell shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, also referred to as the Securities Act, rather than under this prospectus. In effecting sales, broker-dealers engaged by the selling security holder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices other than related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.
&lt/R&gt

The selling security holder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus pursuant to Rule 424(b)(3) or other applicable provision of the Securities Act amending the selling security holder’s list to include the pledgee, transferee or other successors in interest as selling security holder under this prospectus.

The selling security holder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees, donees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

&ltR&gt
Any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
&lt/R&gt

We are required to pay all fees and expenses incurred by us incident to the registration of the shares. We will receive no portion of the proceeds from the sale of the shares and will bear all of the costs relating to the registration of this offering (other than any fees and expenses of counsel for the selling security holder). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the selling security holder.

&ltR&gt

Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “ADSX.”

&lt/R&gt

UNDER THE SECURITIES LAWS OF SOME STATES, THE SHARES OF COMMON STOCK MAY BE SOLD IN SUCH STATES ONLY THROUGH REGISTERED OR LICENSED BROKERS OR DEALERS. IN ADDITION, IN SOME STATES THE SHARES OF COMMON STOCK MAY NOT BE SOLD UNLESS SUCH SHARES HAVE BEEN REGISTERED OR QUALIFIED FOR SALE IN SUCH STATE OR AN EXEMPTION FROM REGISTRATION OR QUALIFICATION IS AVAILABLE AND IS COMPLIED WITH.

LEGAL MATTERS

The validity of the securities offered hereby will be passed on for us by Holland & Knight LLP, 701 Brickell Avenue, Suite 3000, Miami, Florida 33131, relying on the opinion of special Missouri counsel, Thompson Coburn LLP.

EXPERTS

&ltR&gt
The consolidated financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Annual Report on Form 10-K of Applied Digital Solutions, Inc. for the year ended December 31, 2006, have been audited by Eisner LLP, an independent registered public accounting firm, as stated in their reports which reports (1) express an unqualified opinion on the financial statements and financial statement schedule (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
&lt/R&gt

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

&ltR&gt
We have filed a registration statement, of which this prospectus is a part, with the SEC under the Securities Act with respect to our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. For further information pertaining to us and our common stock, we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information concerning the operation of the SEC’s Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC also makes our filings available to the public on its Internet site (http://www.sec.gov). Quotations relating to our common stock appear on Nasdaq, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.
&lt/R&gt

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Such periodic reports, proxy and information statements and other information are available for inspection and copying at the public reference facilities and Internet site of the SEC referred to above.

Website Access to Information and Disclosure of Web Access to Company Reports

Our website address is: http://www.adsx.com. We make available free of charge through our website our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, Forms 3, 4 and 5 and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

We incorporate by reference into this prospectus the information in documents we file with the SEC, which means we can disclose important information to you through those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus has updated the information incorporated by reference and some information filed subsequently with the SEC will automatically update this prospectus. We incorporate by reference:

&ltR&gt
a)	Our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 15, 2007;

b)	Our Current Report on Form 8-K filed with the SEC on January 24, 2007;

c)	Our Current Report on Form 8-K filed with the SEC on February 12, 2007;

d)	Our Current Report on Form 8-K filed with the SEC on February 14, 2007;

e)	Our Current Report on Form 8-K filed with the SEC on March 1, 2007;

f)	Our Current Report on Form 8-K filed with the SEC on March 8, 2007;

g)	Our Current Report on Form 8-K filed with the SEC on March 9, 2007; and

h)
The description of our common stock contained in the registration statement on Form 8-A filed with the SEC on May 5, 1995, including any amendments or reports filed for the purposes of updating the description of the common stock.

All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.
&lt/R&gt

To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement of which this prospectus is a part. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement of which this prospectus is a part.

&ltR&gt
YOU MAY REQUEST, EITHER ORALLY OR IN WRITING, AND WE WILL PROVIDE, A COPY OF THOSE FILINGS AT NO COST BY CONTACTING KAY LANGSFORD-LOVELAND, OUR VICE PRESIDENT - ADMINISTRATION AND SECRETARY, AT APPLIED DIGITAL SOLUTIONS, INC., 1690 SOUTH CONGRESS AVENUE, SUITE 200, DELRAY BEACH, FLORIDA 33445, OR BY CALLING (561) 805-8000.
&lt/R&gt

We have not authorized anyone to give any information or to make any representation concerning this offering except the information and representations which are contained in this prospectus or which are incorporated by reference in this prospectus. If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any circumstances in which an offer or solicitation is unlawful. You should not interpret the delivery of this prospectus or any sale made hereunder as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that the information in this prospectus may change after this date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

&ltR&gt
The following table sets forth the expenses (other than underwriting discounts and commissions), which, other than the SEC registration fee, are estimates, payable by the Registrant in connection with the sale and distribution of the securities registered hereby**:

SEC Registration Fee	$ 274
Accounting Fees and Expenses	14,000	*
Legal Fees and Expenses	10,000	*
Miscellaneous Expenses	726	*
Total	$ 25,000	*

_____________
*	Estimated
**	The selling security holder will pay any sales commissions or underwriting discount and fees incurred in connection with the sale of shares registered hereunder.
&lt/R&gt

Item 15. Indemnification of Directors and Officers

Sections 351.355(1) and (2) of The General and Business Corporation Law of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Exchange Act of 1934.

The bylaws of the Registrant provide that the Registrant shall indemnify, to the full extent permitted under Missouri law, any director, officer, employee or agent of the Registrant who has served as a director, officer, employee or agent of the Registrant or, at the Registrant’s request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

&ltR&gt
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.
&lt/R&gt

Item 16. Exhibits.

See Exhibit Index.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

&ltR&gt
Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
&lt/R&gt

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
&ltR&gt

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
&lt/R&gt

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

&ltR&gt
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida, on March 21, 2007.

APPLIED DIGITAL SOLUTIONS, INC.
By:	/s/ MICHAEL E. KRAWITZ
Chief Executive Officer and President

POWER OF ATTORNEY
The undersigned constitutes and appoints Lorraine M. Breece as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in her name, place, and stead, in any and all capacities, to sign the Applied Digital Solutions, Inc. Pre-Effective Amendment No. 1 to its Registration Statement on Form S-3 and any and all subsequent amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and each or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
&lt/R&gt

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
&ltR&gt
Signature	Title	Date
/s/ MICHAEL E. KRAWITZ (Michael E. Krawitz)	Chief Executive Officer and President (Principal Executive Officer)	March 21, 2007
/s/ LORRAINE M. BREECE (Lorraine M. Breece)	Senior Vice President and Acting Chief Financial Officer (Principal Accounting Officer)	March 21, 2007
/s/ SCOTT R. SILVERMAN (Scott R. Silverman)	Chairman of the Board of Directors	March 21, 2007
/s/ J. MICHAEL NORRIS (J. Michael Norris)	Director	March 21, 2007
/s/ DANIEL E. PENNI (Daniel E. Penni)	Director	March 21, 2007
/s/ DENNIS G. RAWAN (Dennis G. Rawan)	Director	March 21, 2007
/s/ CONSTANCE K. WEAVER (Constance K. Weaver)	Director	March 21, 2007

EXHIBIT INDEX

Exhibit Number	Description

2.1
Asset Sale and Purchase Agreement dated December 14, 2006, between Signature Industries Limited and McMurdo Limited (incorporated by reference to Exhibit 2.8 to the registrant’s Annual Report on Form 10-K filed with the Commission on March 15, 2007)

&lt/R&gt

3.1
Amended and Restated Bylaws of the Registrant dated March 31, 1998 (incorporated by reference to Exhibit 4.7 to the registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-102165) filed with the Commission on April 14, 2003)

3.2
Fourth Restated Articles of Incorporation of the Registrant filed with the Secretary of State of Missouri on August 26, 2003 (incorporated by reference to Exhibit 4.8 to the registrant’s Registration Statement on Form S-1 (File No. 333-108338) filed with the Commission on August 28, 2003)

3.3
Amendment of Fourth Restated Articles of Incorporation of the Registrant filed with the Secretary of State of Missouri on March 19, 2004 (incorporated by reference to Exhibit 3.14 to the registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 5, 2004)

5.1	Opinion of Holland & Knight LLP*

23.1	Consent of Eisner LLP*

23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)
_______
* Filed herewith